Exhibit 99.1

                                 Press Release



Global Aircraft Solutions Announces Intent to Make Application for Listing of Its Stock on the American Stock Exchange

TUCSON, Ariz.- November 17, 2005 - Global Aircraft Solutions, Inc. (OTCBB:
GACF), an aircraft and aircraft parts trading company, and a leading provider of scheduled maintenance, repair and overhaul (MRO) services for commercial airlines, charter airlines and aviation leasing companies, today announced its intent to make application for listing of its stock on the American Stock Exchange ("AMEX") with an eventual goal of having such stock listed on the NASDAQ in the future. While this application to AMEX has not yet been filed, the Company anticipates making such application within a week. Although application will be made, this in no way guarantees that the Company's stock will be accepted for listing on the AMEX.

Global Aircraft and Hamilton Aerospace Chairman & CEO Ian Herman stated, "While it remains the long term goal of Global to be listed on the NASDAQ, we believe that moving GACF from the Bulletin Board to the AMEX is the natural next step for our company. We look forward to the increased visibility and tradability that we believe being listed on the AMEX will afford Global."

About Global Aircraft Solutions

Global Aircraft Solutions trades in commercial jet aircraft and provides parts support and maintenance, repair and overhaul (MRO) services for large passenger jet aircraft to scheduled and charter airlines and aviation leasing companies. Hamilton Aerospace and World Jet, both divisions of Global Aircraft Solutions, operate from adjacent facilities comprising about 35 acres located at Tucson International Airport. These facilities include hangars, workshops, warehouses, offices and other buildings. Notable customers include debis AirFinance, BCI Aircraft Leasing, Q Aviation, Falcon Air Express, Jetran International, Goodrich Corporation, AAR, National Jet Systems, Pemco, San Antonio Aerospace, Pegasus Aviation, Shaheen Airlines, Iraqi Airways, and Aero California.

Global's website is located at www.globalaircraftsolutions.com. The Hamilton
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Aerospace website is located at www.hamaerotech.com.
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Except for the historical information presented, the above statements are
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 or regulations thereunder. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. These risks include the economic health of the airline industry, demand for Global Aircraft Solutions' services, and competitive pricing pressures. In addition, other risks are detailed in Global's Form 10-KSB filed on April 4, 2005. These statements speak only as of above date, and Global disclaims any intent or obligation to update them.

Contact:
     Global Aircraft Solutions
     Ian Herman, (520) 275-6059
     iherman@hamaerotech.com
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            Or

     Alliance Advisors, LLC
     Alan Sheinwald, 914-244-0062
     asheinwald@allianceadvisors.net
     -------------------------------